Exhibit 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

   We consent to the inclusion in this registration statement on Form S-3 of our report dated April 29, 1997, on our audits of the combined financial statements of MAPICS, Inc. We also consent to the references to our firm under the captions "Experts" and "Selected Combined Financial Data."

COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
April 29, 1997